Exhibit 99(a)(1)(iii)

OFFER TO PURCHASE FOR CASH

of

Up to 758,754 of the Issued and Outstanding Shares of Beneficial Interest of Bancroft Fund Ltd. at 95% of Net Asset Value Per Share by Bancroft Fund Ltd.

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 9:30 A.M. EASTERN STANDARD TIME ON FEBRUARY 29, 2008 UNLESS THE
OFFER IS EXTENDED.

THIS OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS,
INCLUDING THE CONDITIONS OUTLINED IN THE OFFER TO PURCHASE
DATED JANUARY 31, 2008 AND IN THE LETTER OF TRANSMITTAL DATED
JANUARY 31, 2008.

January 31, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees:

          We are enclosing herewith the material listed below relating to the offer of Bancroft Fund Ltd., a Delaware statutory trust (the “Fund”), to purchase up to 758,754 (approximately 12.5%) of its issued and outstanding shares of beneficial interest, par value $0.01 per share (the “Fund Shares”). Capitalized terms used but not defined in this letter shall have the respective meanings given to them in the Offer to Purchase identified in the document list below.

           As of January 31, 2008, 6,070,029 Fund Shares were issued and outstanding. The purchase price for each Fund Share will be 95% of NAV determined as of 5:00 p.m. Eastern Standard Time on the date of the Expiration of the Offer. If the number of Fund Shares validly tendered and not withdrawn in the Offer exceeds 758,754, then the Fund may, in its sole discretion, take up and pay for all or a portion of such excess Fund Shares, but if not all tendered Fund Shares are taken up and paid for, the Fund shall take up and pay for the tendered Fund Shares on a pro rata basis, or as close as possible thereto without the Fund’s being required to take up or pay for any fractional Fund Shares. The Offer is being made on the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

          We are asking you to contact your clients for whom you hold Fund Shares registered in your name (or in the name of your nominee) or who hold Fund Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commission will be payable to the Fund in connection with the Offer. However, brokers, dealers, banks, custodians or other financial intermediaries may charge shareholders a fee for processing the documentation required to participate in the Offer on their behalf. The Fund will also, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all transfer taxes on its purchase of Fund Shares, subject to Instruction 7, “U.S. Securities Transfer Taxes,” of the Letter of Transmittal. HOWEVER, BACKUP WITHHOLDING AT A 28% RATE MAY BE REQUIRED UNLESS EITHER AN EXEMPTION IS PROVED OR THE REQUIRED TAXPAYER IDENTIFICATION INFORMATION AND CERTIFICATIONS ARE PROVIDED. SEE SECTION 14, “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” OF THE OFFER TO PURCHASE AND INSTRUCTION 12, “BACKUP WITHHOLDING” OF THE LETTER OF TRANSMITTAL.

          For your information and for forwarding to your clients, we are enclosing the following documents:

          1. The Offer to Purchase dated January 31, 2008;

          2. The Letter of Transmittal for your use and to be provided to your clients;

          3. Notice of Guaranteed Delivery;

          4. Form of letter to clients that may be sent to your clients for whose accounts you hold Fund Shares registered in your name (or in the name of your nominee); and

          5. Return envelope addressed to American Stock Transfer & Trust Company (the “Depositary”).

          The Offer is not being made to, nor will the Fund accept tender of Fund Shares from, or on behalf of, owners of Fund Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities, “blue sky,” or other laws of such jurisdiction.

          As described in the Offer to Purchase under “Section 4. Procedures for Tendering Shares for Purchase,” tenders may be made without the concurrent deposit of stock certificates if: (1) such tenders are made by or through a broker or dealer that is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch, or agency in the United States; and (2) certificates for Fund Shares (or a confirmation of a book-entry transfer of such Fund Shares into the Depositary’s account at a Book-Entry Transfer Facility, together with a properly completed and duly executed Letter of Transmittal, and all other documents required by the Letter of Transmittal, are received by the Depositary within two business days after receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

          NEITHER THE FUND NOR ITS BOARD OF TRUSTEES MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ANY FUND SHARES.

          For additional information or copies of the enclosed material, please contact The Altman Group, Inc. (the “Information Agent”) at (866) 416-0576.

Very truly yours,

Bancroft Fund Ltd.

          NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF BANCROFT FUND LTD., THE INFORMATION AGENT, OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.